UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Staffing 360 Solutions, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

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Call Campaign Script – Special Meeting of Stockholders (April 5, 2021)

“Hi, this is Brendan Flood, Chairman and Chief Executive Officer of Staffing 360 Solutions, Inc. Our records show that you are a stockholder in the Company as of the record date, February 24, 2021. I am calling to ask you to vote ‘For’ the proposal at our upcoming Special Meeting on April 5th. The only agenda item for the Special Meeting is to approve an increase in our authorized common stock from 40 million to 100 million. The increase in our authorized common stock is essential to the Company’s long-term viability as it would allow us to comply with our existing financing arrangements and to pursue strategic partnerships and other business opportunities integral to our growth and success. The voting requirement to approve the proposal is significant and requires the attention from our entire stockholder base. Your vote is truly critical no matter how many shares you own. If you have questions or need assistance in voting your shares, you can contact your broker or you may contact our proxy solicitation firm at 877-787-9239, once again 877-787-9239. Thank you in advance for voting and have a great day.”